EXHIBIT 10.11

AMENDMENT TO
CONMED CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN

Effective as of January 1, 2006, the CONMED Corporation 2002 Employee Stock Purchase Plan, dated May 14, 2002 (the “Plan”), is hereby amended (in accordance with Section 15 of the Plan) as follows:

1.	Section 1(k) of the Plan is hereby amended in its entirety to read as follows: “‘Offering Period’ shall mean a period of three (3) months, or such other period of time as determined by the Committee. The next Offering Period shall commence on January 1, 2006.”

2.	Section 4(b) of the Plan is hereby amended in its entirety to read as follows: “The option price per share of Common Stock subject to an offering shall be equal to ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Exercise Date.”

3.	Except as otherwise hereby amended, the terms and provisions of the Plan shall remain in full force and effect.